Exhibit 10.21

Global Markets & Investment Banking	December 16, 2003

Mr. Douglas Bradbury

Executive Vice President

RCN Corporation

105 Carnegie Center

Princeton, NJ 08540

Dear Doug:

Merrill Lynch & Co. (“Merrill Lynch”) is pleased to act as financial advisor to RCN Corporation (the “Company”) and each of its wholly owned and majority owned subsidiaries (each, a “Controlled Subsidiary”) in connection with any Restructuring Transaction, any Capital Raising Transaction, and/or any Business Combination or Sale Transaction by or on behalf of the Company or any person or entity formed by or affiliated with the Company (each a “Company Affiliate”) and another party (a “Party”) as set forth herein. This letter agreement is to confirm our understanding with respect to our engagement.

(1)	As used in this letter agreement, the term “Restructuring Transaction” shall mean any restructuring, modification, reduction, reorganization (whether or not pursuant to Chapter 11 of the United States Bankruptcy Code), refinancing and/or recapitalization of the Company with respect to all or a substantial portion of its existing debt obligations listed on Annex B hereto, including, without limitation, a solicitation of waivers and/or consents; rescheduling of debt maturities; changes in interest rates; settlement or forgiveness of debt; conversion of debt and/or other liabilities into equity; exchange offer involving new securities; or other similar transaction or series of transactions.

(2)	As used in this letter agreement, the term “Capital Raising Transaction” shall mean:

(a)	the issuance for cash by the Company or any Company Affiliate in a public or private offering or placement (including any transaction under Rule 144A of the Securities Act of 1933, as amended) of debt, equity or trust preferred securities or similar instruments, including, without limitation, high yield debt securities, debt securities attached with warrants, mezzanine securities, preferred securities, securities exchangeable for or exercisable or convertible into debt or equity securities, asset backed securities, or security equivalents; or

(b)	the entering into, or borrowing under, any credit or loan facility or agreement, including but not limited to a second lien credit facility, letter of credit or other debt arrangement by the Company or any Company Affiliate (excluding the Company’s existing credit facility with JP Morgan Chase, the Evergreen silent second lien facility and any sale and leaseback arrangements and all other credit arrangements now in place, but including all restructuring, refinancing, modifications and replacements thereof).

(3)	As used in this letter agreement, the term “Business Combination” means, whether effected in one transaction or a series of transactions:

(a)	any merger, consolidation or other business combination pursuant to which all or substantially all of the business of the Company is combined with that of one or more Parties or one or more persons formed by or affiliated with a Party, including, without limitation, any joint venture;

(b)	except to the extent that any such transaction would constitute a Sale Transaction, the acquisition, directly or indirectly, by one or more Parties of all or substantially all of the assets of, or of any right to all or substantially all of the revenues or income of, the Company by way of a negotiated purchase, lease, license, exchange, joint venture or other means; or

(c)	the acquisition, directly or indirectly, by one or more Parties of control of the Company otherwise than through the acquisition of the Company’s capital stock including, without limitation, by means of the acquisition directly or indirectly, of all or any part of the Company’s debt and transactions effected in connection with, in contemplation of, or as part of a Restructuring Transaction.

Mark C Bush Director	4 World Financial Center Floor 29 New York, NY 10080	212 449 6642 FAX 212 449 9120

(4)	As used in this letter agreement, the term “Sale Transaction” means, whether effected in one transaction or a series of transactions:

(a)	any merger, consolidation or other business combination pursuant to which less than substantially all of the business of the Company is combined with that of one or more Parties or one or more persons formed by or affiliated with a Party, including, without limitation, any joint venture; or

(b)	the acquisition, directly or indirectly, by one or more Parties of less than substantially all of the assets of, or of any right to less than substantially all of the revenues or income of, any other assets or businesses of the Company by way of a negotiated purchase, lease, license, exchange, joint venture or other means.

For the purposes of this letter agreement, a Restructuring Transaction, a Capital Raising Transaction, a Business Combination and a Sale Transaction are together referred to as “Transaction(s)” and Transactions shall include, without limitation, transactions with or by the Company prior to filing for bankruptcy and after emergence from any bankruptcy or other reorganization.

Merrill Lynch will assist the Company in identifying Parties and in analyzing, structuring, negotiating and effecting proposed Transactions on the terms and conditions of this letter agreement; provided, however, that in connection with a Restructuring Transaction intended to comply with the requirements of Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), Merrill Lynch shall not provide any services in connection with such Restructuring Transaction, the effect of which would cause the Restructuring Transaction to fail to meet the requirements for an exemption from the registration requirements of Section 5 of the Securities Act provided by Section 3(a)(9) of the Securities Act.

If reasonably requested by the Company, Merrill Lynch will render an opinion (the “Opinion”) as to whether or not the consideration to be paid or received in a proposed Business Combination or a Sale Transaction is fair to the Company from a financial point of view. It is understood that the Opinion will be dated as of a date reasonably proximate to the date of the definitive agreement between the Company and a Party providing for a Business Combination or a Sale Transaction, as the case may be. It is further understood that the Opinion will be prepared solely for the confidential use of the Board of Directors and senior management of the Company and will not be reproduced, summarized, described or referred to or given to any other person without Merrill Lynch’s prior written consent. It is further understood that, if the Opinion is included in the proxy statement or offer to purchase to be mailed to the shareholders of the Company in connection with a Business Combination or Sale Transaction, the Opinion will be reproduced in such proxy statement or offer to purchase in full, and any description of or reference to Merrill Lynch or summary of the Opinion in such proxy statement or offer to purchase will be in a form acceptable to Merrill Lynch and its counsel. Except as provided in this letter agreement, the Opinion will not be reproduced, summarized, described or referred to without Merrill Lynch’s prior written consent. Any document or oral or written advice or analysis provided by Merrill Lynch in connection with its engagement hereunder will be solely for the confidential use of the Board of Directors, counsel and senior management of the Company and will not be disclosed, quoted, reproduced, summarized, described or referred to, nor will any references to Merrill Lynch be made, without Merrill Lynch’s prior written consent, unless required by law.

So as to better co-ordinate proposals and discussions concerning any Transaction, in the event that, during the period of Merrill Lynch’s engagement, the Company or any Controlled Subsidiary or any of its officers, directors, employees or representatives initiate discussions with or are contacted by or on behalf of any party concerning the possibility of a Transaction, the Company will promptly inform Merrill Lynch in order that Merrill Lynch can evaluate such prospective Party and its interest and assist the Company and the Controlled Subsidiaries in any subsequent discussions.

Notwithstanding anything contained in this letter agreement to the contrary: (a) Merrill Lynch makes no representations or warranties about the Company’s or any Controlled Subsidiary’s ability to (i) successfully improve its operations, (ii) maintain sufficient liquidity to operate its business, (iii) successfully complete any Transactions and (b) Merrill Lynch makes no representation, warranty or commitment to underwrite, place or purchase any securities or provide any form of financing to the Company or any Controlled Subsidiary.

The Company and each Controlled Subsidiary, jointly and severally, agree to pay the following fees to Merrill Lynch for its financial advisory services:

(1)

A monthly fee of $100,000 payable in cash, in advance on the first business day of each month and ending on the earlier of the termination of Merrill Lynch’s engagement or the actual payment of any additional fee pursuant to Clauses (3), (6)

or (8). Any amounts actually paid pursuant to this clause will be credited towards fees payable pursuant to clauses (3), (6) and (8) of this paragraph;

(2)	“Milestone” fees:

(a)	A Milestone fee of $1,000,000 payable in cash immediately in the event an agreement in principle is reached with one class of creditors and/or investors (or their designated representatives, other than a Mezzanine Investor as described in (b) below) as part of a proposed Restructuring Transaction. Any Milestone fees actually paid pursuant to this clause 2(a) will be credited towards fees payable pursuant to clauses (3), (6) and (8) of this paragraph, provided that in the event such Restructuring Transaction is not consummated then any Milestone fees paid to Merrill Lynch pursuant to this clause 2(a), during the period Merrill Lynch is retained by the Company or within one year thereafter, will be refunded to the Company by Merrill Lynch.

(b)	A Milestone fee equivalent to 50% of the actual fee that would be payable pursuant to paragraph 5 (b) below, payable in cash immediately, in the event an agreement in principle is reached with a prospective investor(s) in a Mezzanine Security (as defined in paragraph 5 below). Any Milestone fees actually paid pursuant to this clause 2(b) will be credited towards fees payable pursuant to clause (5) (b) of this paragraph, provided that in the event a Capital Raising Transaction of the type describe in Clause 5 (b) is not consummated, then any Milestone fees paid to Merrill Lynch pursuant to this clause 2(b) will be refunded to the Company by Merrill Lynch.

(3)	If, during the period Merrill Lynch is retained by the Company, or within one year thereafter, the Company undergoes a successful Restructuring Transaction with its creditor and/or investor groups (other than a Restructuring Transaction intended to comply with the requirements of Section 3(a)(9) of the Securities Act (a “3(a)(9) Offer”)), an advisory fee of $7,500,000, will be payable in cash immediately. In addition, if the Company terminates Merrill Lynch’s engagement, then it is understood that Merrill Lynch’s advisory fee will be decreased to a total of $5,000,000 and will be payable in cash immediately upon the approval of or agreement to a Restructuring Transaction (other than a 3(a)(9) Offer) occurring within one year of the termination of Merrill Lynch’s engagement pursuant to this letter agreement. Notwithstanding the prior sentence, if a successful Restructuring Transaction (other than a 3(a)(9) Offer) is completed by the Company with its investor and/or creditor groups during the period of one year after the end of Merrill Lynch’s engagement hereunder and such Restructuring Transaction is substantially similar to a proposal for a Restructuring Transaction (other than a 3(a)(9) Offer) that Merrill Lynch presented to the Company during the term of its engagement, a fee of $7,500,000 will be payable in cash immediately upon the approval of or agreement to the Restructuring Transaction. In no event will the advisory fee (as described in this clause (3), clause (6) below and clause (8) below) total more than $7,500,000;

(4)	An additional fee in an amount equal to 0.50% of the face amount of current securities of the Company or a Company Affiliate purchased in connection with any cash tender offer or exchange offer (other than a 3(a)(9) Offer) by the Company or a Company Affiliate relating to an offer to purchase the Company’s or Company Affiliate’s outstanding debt, and/or debt securities, in each case contingent upon and payable in cash upon the first purchase or exchange of securities pursuant to such tender offer or exchange offer, as the case may be; 50% of any fees actually paid in connection with any cash tender offer or exchange offer pursuant to this clause (4), will be credited towards fees payable pursuant to clauses (3), (6) and (8) of this paragraph;

(5)	In connection with a Capital Raising Transaction, an initial purchaser’s, placement agent’s or underwriters’ discount, or bank/loan commitment, utilization and other customary lending fees and interest, as the case may be, in amounts customary for the provision of such services by comparable investment banks and/or lenders and in each case as agreed to in advance by the Company and Merrill Lynch, will be payable in cash in U.S. Dollars to Merrill Lynch at the time of the closing of the sale of such securities or at the time of execution of any relevant credit or other applicable type of agreement, or as specifically otherwise provided therein. Specifically, if the Capital Raising Transaction involves:

(a)	The syndication of a new second lien credit facility, then Merrill Lynch would be entitled to receive a syndication fee of 1.75% on the aggregate amount of commitments under the credit/loan facility, payable on the date of execution of such credit facility; or

(b)

The issuance of a “Mezzanine Security” (for these purposes a Mezzanine Security will include a security that has characteristics separate from a second lien credit facility which include but are not limited to: a cash deferral feature on coupon payments, the inclusion of warrants, detachable or otherwise, the inclusion of equity-linked features, and/or corporate governance provisions), then Merrill Lynch would be entitled to receive a placement fee equal to 3.5% of the aggregate proceeds of any Mezzanine Security.

Any Capital Raising Transaction fees actually paid pursuant this clause in excess of $3,000,000, will result in a reduction of the fees payable pursuant to clauses (3), (6) and (8) of this paragraph. Notwithstanding the foregoing, if Vulcan Ventures Inc participates as a primary investor in any such Mezzanine Security, the placement fee payable to Merrill Lynch in respect of that investment will be 0.5% less than the applicable placement fee payable in respect of any other investor(s).

If, during the term of this letter agreement or within a 12 month period thereafter, the Company or any Company Affiliate enters into a Capital Raising Transaction, pursuant to an agreement in principle reached or entered into by the parties thereto during the term of Merrill Lynch’s engagement (whether or not in writing or binding upon the parties thereto or subject to conditions precedent), Merrill Lynch shall be entitled to receive, and you agree to pay or to cause to be paid to Merrill Lynch, a fee upon the closing of such transaction calculated in accordance with this Clause 5 as if Merrill Lynch had placed or underwritten all of such securities;

(6)	In connection with any Restructuring Transaction not otherwise described above, (i) that is intended to be effected, in whole or in part, as a prepackaged, partial prepackaged, or prearranged plan of reorganization anticipated to involve the solicitation of acceptances of such plan in compliance with the bankruptcy laws of any jurisdiction, by or on behalf of the Company, from holders of any class of the Company’s securities or indebtedness (a “Plan”) and (ii) that is not intended to comply with Section 3(a)(9) of the Securities Act, a fee in an amount equal to $7,500,000 shall be payable (x) upon receipt of votes from the Company’s creditors necessary to confirm a prepackaged Plan, the terms of which are acceptable to the Company’s Board of Directors or (y) upon obtaining indications of support from the Company’s creditors which in the good faith judgment of the Board of Directors of the Company are sufficient to justify filing a prearranged plan of reorganization upon acceptable terms. In addition, if the Company terminates Merrill Lynch’s engagement then it is understood that Merrill Lynch’s Restructuring Transaction fee, as described above in this clause 6, will be decreased to a total of $5,000,000 and will be payable in cash immediately upon (x) upon receipt of votes from the Company’s creditors necessary to confirm a prepackaged Plan, the terms of which are acceptable to the Company’s Board of Directors or (y) upon obtaining indications of support from the Company’s creditors which in the good faith judgment of the Board of Directors of the Company are sufficient to justify filing a prearranged plan of reorganization upon acceptable terms. Notwithstanding the prior sentence, if a Restructuring Transaction, as described above in this clause 6, either (x) receives votes from the Company’s creditors necessary to confirm a prepackaged Plan, the terms of which are acceptable to the Company’s Board of Directors or (y) upon obtaining indications of support from the Company’s creditors which in the good faith judgment of the Board of Directors of the Company are sufficient to justify filing a prearranged plan of reorganization upon acceptable terms, during the period of one year after the end of Merrill Lynch’s engagement hereunder and such Restructuring Transaction is substantially similar to a proposal for a Restructuring Transaction that Merrill Lynch presented to the Company during the term of its engagement, a fee of $7,500,000 will be payable immediately in cash to Merrill Lynch. In no event will the advisory fee (as described in this clause (6), clause (3) above and clause (8) below) total more than $7,500,000;

(7)

If, during the period Merrill Lynch is retained by the Company or within one year thereafter, (a) a Business Combination or a Sale Transaction is consummated with a Party or (b) the Company enters into an agreement which subsequently results in a Business Combination or a Sale Transaction, an additional fee in an amount customarily payable for the provision of similar services by a comparable investment bank and as agreed between the Company and Merrill Lynch, payable in cash with 50% of such fee becoming payable upon the execution of a definitive agreement to effect a Business Combination or a Sale Transaction and the remainder upon closing of such Business Combination or Sale Transaction or, in the case of a tender offer or exchange offer, upon the first purchase or exchange of shares pursuant to such tender offer or exchange offer, as the case may be. Notwithstanding the foregoing Merrill Lynch shall not be entitled to and shall not receive any fees in connection with any Business Combination or Sale Transaction in the event that such transaction occurs after the completion of a Restructuring Transaction provided, however, that in the event any Business Combination or Sale Transaction occurs after the completion of a Restructuring Transaction and is substantially similar to a proposal made, or if it is consummated with a party that Merrill Lynch presented to the Company during the term of its engagement, then Merrill Lynch will receive fees in an amount customarily payable for the provision of similar services by a comparable investment bank and as agreed between the Company and Merrill Lynch, payable in cash with 50% of such fee becoming payable upon the execution of a definitive agreement to effect a Business Combination or a Sale Transaction and the remainder upon closing of such Business Combination or Sale Transaction or, in the case of a tender offer or exchange offer executed as part of a Business Combination or Sale Transaction, upon the first purchase or exchange of shares pursuant to such tender offer or exchange offer, as the case may be. In addition, provided that in the event such a Business Combination or Sale Transaction is not consummated after the signing of a definitive agreement, then any fees paid to Merrill Lynch as a result of the execution of a definitive agreement pursuant to this clause 7, during the period Merrill Lynch is retained by the Company or within one year thereafter, will be refunded to the Company by Merrill Lynch. It is further understood, that Merrill Lynch shall not be entitled to and shall not receive any fees in connection with any sale of the Lehigh Valley cable systems or the Company’s Los Angles systems, unless otherwise agreed to in writing by the Company. It is further understood that these fee exemptions apply only to the sale of these properties and does not pertain to any other transactions regarding these properties which may or may not occur;

(8)	If the Restructuring Transaction is to be effectuated as a 3(a)(9) Offer, whether or not as part of a Plan (as defined above), a fee of $7,500,000 shall be earned by Merrill Lynch on the date that definitive 3(a)(9) Offer documents are first distributed to creditors whose claims would be affected thereby, and a Milestone fee of $1,000,000 will be payable to Merrill Lynch immediately upon the first mailing, delivery or other dissemination of such definitive 3(a)(9) Offer documents and the remainder of such fee 90 days thereafter. In addition, if the Company terminates Merrill Lynch’s engagement then it is understood that Merrill Lynch’s fee, as described in this clause 8, will be decreased to a total of $5,000,000 if definitive 3(a)(9) Offer documents, whether or not as part of a Plan, have been mailed, delivered or otherwise disseminated within one year of the termination of Merrill Lynch’s engagement under this letter agreement. Notwithstanding the prior sentence, if a 3(a)(9) Offer, whether or not as part of a Plan, is consummated during the one-year period after the end of Merrill Lynch’s engagement hereunder and such Restructuring Transaction is substantially similar to a proposal for a 3(a)(9) Offer that Merrill Lynch presented to the Company during the term of its engagement, a fee of $7,500,000 will be payable in cash to Merrill Lynch on the date such 3(a)(9) Offer is consummated.

Notwithstanding anything contained in clauses (1) through (8) to the contrary, immediately prior to the commencement of a case by or against the Company or any Controlled Subsidiary pursuant to the United States Bankruptcy Code, the Company and each Controlled Subsidiary, unless prohibited by law, shall pay jointly and severally to Merrill Lynch (or cause Merrill Lynch to be paid) to the extent the Company or any Controlled Subsidiary shall have had notice of the pending commencement of such case, in cash, all amounts that have been earned but are unpaid to Merrill Lynch pursuant to this letter agreement on such date, including without limitation, the fees referred to in clauses (1) through (8) above.

Notwithstanding anything contained in clauses (1) through (8) to the contrary, the Company agrees that if, and at such time as it has obtained formal acceptance of a prepackaged plan required to enable such plan to be confirmed pursuant to Section 1129(a)(8) or 1129(b) of the United States Bankruptcy Code, or the informal indications of support referred to above with respect to a prearranged plan, Merrill Lynch thereupon shall have completed all of the work contemplated to be performed by it in connection with this letter agreement and that all of the fees payable pursuant to this letter agreement shall have been earned in full. It is intended by the parties hereto that if, notwithstanding the previous paragraph, any of Merrill Lynch’s expenses and fees and the expenses and fees of Merrill Lynch’s counsel payable pursuant hereto remain unpaid at the time of such filing, such fees and expenses shall be in the nature of pre-petition claims for pre-petition services which shall be treated as unimpaired trade claims pursuant to such plan. If requested by Merrill Lynch, the Company hereby agrees to include in the plan of reorganization submitted to the bankruptcy court, appropriate provisions designed to effectuate the parties’ intentions as described herein, unless Merrill Lynch has been paid by the Controlled Subsidiaries for all of its expenses and fees and the expenses and fees of its counsel payable pursuant hereto.

If, during the period Merrill Lynch is retained by the Company, the Company or any Company Affiliate proposes to effect (a) any bridge or bank financing, (b) any public offering or private placement of securities, or (c) any tender or repurchase of securities, recapitalization, extraordinary dividend, spin-off, divestiture or consent solicitation (in each case, other than pursuant to a 3(a)(9) Offer), the Company agrees to engage, or cause to be engaged, Merrill Lynch as a bank agent, underwriter, placement agent, dealer-manager, repurchasing agent, arranger or principal counterparty or exclusive financial advisor, as the case may be, in connection with such transaction on Merrill Lynch’s customary terms (including without limitation, as applicable, representations, warranties, covenants, conditions, indemnities and fees, such fees to be in accordance with any express fee provisions herein) for such transaction at such time; provided, however, that Merrill Lynch may decline any such engagement in its sole and absolute discretion. In any case, any such engagement by Merrill Lynch shall only become a commitment by Merrill Lynch to assume such engagement when such engagement is set forth and agreed to by Merrill Lynch in a separate underwriter, financing, placement agency, dealer-manager or other applicable type of agreement.

In addition to any fees that may be payable to Merrill Lynch under this letter agreement, the Company and each Controlled Subsidiary, jointly and severally, agree to reimburse Merrill Lynch, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Merrill Lynch’s activities under this letter agreement. The Company and each Controlled Subsidiary, jointly and severally, agree to pay Shearman & Sterling, Merrill Lynch’s counsel, a retainer of $100,000 and agrees to pay Shearman & Sterling’s reasonable fees and disbursements which shall be billed monthly, in an itemized form reasonably acceptable to the Company, and which the Company and each Controlled Subsidiary agree to pay promptly and in any event within 30 days.

The Company and each Controlled Subsidiary will furnish Merrill Lynch (and will request that each prospective Party with which the Company or any Controlled Subsidiary enters into negotiations furnish Merrill Lynch) with such information as Merrill Lynch believes appropriate to its assignment (all such information so furnished being the “Information”) and will update such Information as appropriate. The Company and each Controlled Subsidiary recognize and confirm that Merrill Lynch (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, (c) will not make an appraisal of any assets or liabilities of the Company and/or any Controlled Subsidiary or any prospective Party and does not assume responsibility as to the solvency of, or issues relating to solvency concerning, the Company or any Controlled Subsidiary, and (d) with respect to any financial forecasts (including costs, savings and synergies) that may be furnished to or discussed with Merrill Lynch by the Company, any Controlled Subsidiary or a Party, will assume that they have been reasonably prepared and reflect the best then currently available estimates and judgment of the Company’s, such Controlled Subsidiary’s or the Party’s management.

In connection with engagements such as this, it is Merrill Lynch’s policy to receive indemnification. The Company and each Controlled Subsidiary agree to the provisions with respect to the indemnification of Merrill Lynch and the other matters set forth in Annex A. Annex A is incorporated by reference in its entirety into this letter.

Each of the Company and the Controlled Subsidiaries acknowledges and agrees that Merrill Lynch has been retained to act solely as financial advisor to them. In such capacity, Merrill Lynch shall act as an independent contractor, and any duties of Merrill Lynch arising out of its engagement pursuant to this letter agreement shall be owed solely to the Company and the Controlled Subsidiaries.

Merrill Lynch’s engagement hereunder shall terminate upon the earliest of (a) one year after the date hereof, unless extended in writing by Merrill Lynch and the Company, (b) upon thirty days’ written notice from Merrill Lynch to the Company or from the Company to Merrill Lynch, or (c) such earlier date as may be mutually agreed in writing by Merrill Lynch and the Company, it being understood that the provisions relating to the payment of fees and expenses, the agreement to retain Merrill Lynch for certain financing and other transactions, indemnification, limitations on the liability of Indemnified Parties, contribution, settlements, the status of Merrill Lynch as an independent contractor, the limitation on to whom Merrill Lynch shall owe any duties and waiver of the right to trial by jury will survive any such termination. In the event that Merrill Lynch terminates this engagement, without cause, Merrill Lynch agrees to waive its right to any fees as contemplated under this letter agreement that are payable but not yet due at the time of such termination. It is further understood that in the event Merrill Lynch terminates this engagement without cause, under no circumstances, does Merrill Lynch waive its right to any earned fees and/or expenses due at the time of such termination.

The Company and each Controlled Subsidiary agree that, except as required by applicable law, any reference to Merrill Lynch in any document prepared in connection with any activity referred to in this letter agreement or in any press release or other document or communication, is subject to the prior approval of Merrill Lynch.

The Company and each Controlled Subsidiary acknowledge that Merrill Lynch may, at its option and expense, place an announcement in such newspapers, periodicals and electronic medium as it may choose, stating that Merrill Lynch has acted as the exclusive financial advisor to the Company and the Controlled Subsidiaries in connection with any Transaction. It is further understood that prior to any placement of the aforementioned announcement, Merrill Lynch will first be required to obtain the Company’s consent, which will not be unreasonably withheld or delayed.

No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

This letter agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings, both written and oral, relating to the subject matter hereof, including without limitation, the letter agreement dated as of September 2, 2003 by and between Merrill Lynch and the Company (other than the provisions with respect to the indemnification of Merrill Lynch and the other matters set forth in Annex A thereto, which will survive such supersession and continue to apply and remain in full force and effect in accordance with the terms thereof).

Each of Merrill Lynch, the Company (in its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) and the Controlled Subsidiaries waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Merrill Lynch pursuant to, or the performance by Merrill Lynch of the services contemplated by, this letter agreement.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Merrill Lynch the duplicate copy of this letter agreement enclosed herewith.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Mark Bush

Mark Bush Director Investment Banking Group

Accepted and agreed to as of the date first written above:

RCN CORPORATION

for itself and on behalf of each of its wholly owned and majority owned subsidiaries

By	/s/ Doug Bradbury

Doug Bradbury Executive Vice President

ANNEX A

The Company and each Controlled Subsidiary, jointly and severally, agree to indemnify Merrill Lynch and its affiliates and their respective directors, officers, employees, agents and controlling persons (Merrill Lynch and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, and related to, arising out of, or in connection with any Transaction contemplated by the engagement letter of which this Annex A is a part or the engagement of Merrill Lynch pursuant thereto, and the performance by Merrill Lynch of the services contemplated thereby, and will reimburse each Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company or any Controlled Subsidiary. The Company and the Controlled Subsidiaries will not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from Merrill Lynch’s bad faith or gross negligence.

Each of the Company and the Controlled Subsidiaries also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or the Controlled Subsidiaries or their security holders or creditors related to, arising out of, or in connection with, any Transaction, the engagement of Merrill Lynch pursuant to, or the performance by Merrill Lynch of the services contemplated by, the engagement letter except to the extent that any loss, claim, damage or liability is found in a final judgment by a court of competent jurisdiction to have resulted from Merrill Lynch’s bad faith or gross negligence.

If the indemnification of an Indemnified Party provided for in this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company and each Controlled Subsidiary, jointly and severally, agree to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company and the Controlled Subsidiaries, on the one hand, and Merrill Lynch, on the other hand, of any contemplated Transaction (whether or not such Transaction is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and the Controlled Subsidiaries, on the one hand, and Merrill Lynch, on the other hand, as well as any other relevant equitable considerations. Each of the Company and the Controlled Subsidiaries agrees that for the purposes of this paragraph the relative benefits to the Company and the Controlled Subsidiaries and Merrill Lynch of any contemplated Transaction (whether or not such Transaction is consummated) shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or the Controlled Subsidiaries or their security holders or the total value paid or contemplated to be paid by the Company and the Controlled Subsidiaries, as the case may be, as a result of or in connection with the Transaction bears to the fees paid or to be paid to Merrill Lynch under this letter agreement; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Merrill Lynch under the engagement letter of which this Annex A is a part.

Each of the Company and the Controlled Subsidiaries agrees that it will not, without the prior written consent of Merrill Lynch, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this letter agreement (whether or not Merrill Lynch or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

If Merrill Lynch or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company, any Controlled Subsidiary or a Purchaser in which such party is not named as a defendant, the Company and each Controlled Subsidiary, jointly and severally, agree to reimburse Merrill Lynch for all expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of Merrill Lynch’s services hereunder.

ANNEX B

Debt Obligations

J.P. Morgan Credit Facility

Evergreen Credit Agreement

10% Senior Notes due 2007

10-1/8% Senior Notes due 2010

9.80% Senior Discount Notes due 2008

11% Senior Discount Notes due 2008

11-1/8% Senior Discount Notes due 2007